Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Members

Summit Materials, LLC and Subsidiaries

We consent to the use of our report dated October 25, 2011, with respect to the balance sheets of Kilgore Pavement Maintenance, LLC as of August 1, 2010 and December 31, 2009, and the related statements of operations and members’ equity and cash flows, for the period from January 1, 2010 through August 1, 2010 and for the year ended December 31, 2009, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Wisan, Smith, Racker & Prescott, LLP

Salt Lake City, Utah

March 25, 2013